EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
(212) 230-5301
Mark.aaron@tiffany.com

TIFFANY APPOINTS JILL BERAUD AS NEW EXECUTIVE VICE PRESIDENT

New York, September 4, 2014 -- Tiffany & Co. (NYSE - TIF) announced today that it has named Jill Beraud as an executive vice president, effective October 13, 2014. Ms. Beraud will have responsibility for Global Retail Operations including all sales channels in every region, as well as oversight of strategic store development and real estate.

Michael J. Kowalski, chairman and chief executive officer, added, “We are delighted that Jill will join our management team and believe that she can further enhance our regional and global capabilities to support Tiffany’s continued sales and earnings growth.”

Ms. Beraud will report to Frederic Cumenal, president, who, as previously announced, will become Tiffany’s chief executive officer effective April 1, 2015. Mr. Cumenal said, “Jill is a creative visionary who brings to Tiffany her strengths as both a retailer and a brand builder, with an important global perspective.”

Ms. Beraud, 54, joins Tiffany from Living Proof where she has been chief executive officer since 2011. Prior to that, her experience includes senior-level executive and marketing roles at PepsiCo, Inc., L Brands, Inc. and The Procter & Gamble Company, among others.

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe, the United Arab Emirates and Russia, and engages in direct selling through Internet, catalog and business gift operations. For more information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations for sales and earnings growth. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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